Exhibit 99

Scripps Networks Interactive reports first quarter financial results

•	Revenues of $644 million, up 8.3 percent

•	Segment profit of $271 million, up 9.4 percent

•	Net income attributable to Scripps Networks Interactive of $0.87 per share

For immediate release

May 8, 2014

KNOXVILLE, Tenn. — Scripps Networks Interactive Inc. (NYSE: SNI) today reported operating results for the first quarter 2014.

Consolidated revenues for the quarter increased 8.3 percent to $644 million from the prior-year period. Results for the three-month period ended March 31 reflect strong advertising revenue of $434 million, up 10 percent, and affiliate fee revenue of $201 million, up 7.2 percent year-over-year.

Costs of services and selling, general and administrative expenses for the quarter increased 7.5 percent from the prior-year period to $373 million. The increase was driven primarily by higher programming amortization at the company’s lifestyle television networks.

Total segment profit increased 9.4 percent to $271 million. (See reconciliation of non-GAAP financial measures for a definition of segment profit.)

First quarter net income attributable to Scripps Networks Interactive was $128 million, or $0.87 per diluted share. First quarter 2013 net income was $108 million, or $0.72, which included unfavorable tax adjustments totaling $0.05 per diluted share.

“Scripps Networks Interactive once again delivered strong results demonstrating the strength of our lifestyle brands as valuable advertising platforms,” said Kenneth W. Lowe, chairman, president and chief executive officer of Scripps Networks Interactive. “We continue to balance investment in our brands by developing compelling content that engages millions of media consumers across a range of platforms and geographies. This has established Scripps Networks Interactive as the leader in influencing consumer purchasing decisions in the home, food and travel categories.”

Segment results

Lifestyle media revenues in the first quarter of 2014 increased 7.6 percent to $623 million driven by advertising and affiliate fee revenue growth. Total advertising revenue for the lifestyle media segment grew 8.9 percent to $426 million. Affiliate fee revenue grew 6.3 percent to $190 million due to higher rates and the benefit of our online video distribution agreements.

Lifestyle media segment profit increased 11 percent to $311 million reflecting the strong revenue growth and lower than expected program amortization.

Corporate and other revenues, which are primarily international operations, increased 41 percent to $21.0 million, due primarily to the April 2013 acquisition of Asian Food Channel and the launch of our uLive business.

Corporate and other segment loss increased 22 percent to $40.2 million, driven primarily by continued investments in international operations and uLive.com.

	Three months ended March 31,
(in thousands)	2014	2013	Change
Segment operating revenues:
Lifestyle Media	$623,481	$579,482	7.6%
Corporate and other	20,995	14,903	40.9%
Intersegment eliminations	(727)

Total operating revenues	$643,749	$594,385	8.3%

Segment profit (loss):
Lifestyle Media	$310,977	$280,572	10.8%
Corporate and other	(40,243)	(33,098)	21.6%

Total segment profit	$270,734	$247,474	9.4%

Share repurchase program

For the quarter ended March 31, the company repurchased 3.1 million shares under its stock repurchase program, for an aggregate purchase price of $250 million. As of March 31, $1.4 billion remains available for repurchase under the company’s share repurchase program.

Conference call

The senior management team of Scripps Networks Interactive will discuss the company’s first quarter results during a telephone conference call at 10 a.m. ET today. Scripps Networks Interactive will offer a live webcast of the conference call. To access the webcast, visit www.scrippsnetworksinteractive.com and follow the Investors link at the top of the page. The webcast link can be found next to the microphone icon on the investor relations landing page.

To access the conference call by telephone, dial 800-230-1092 (U.S.) or 612-234-9959 (international) approximately ten minutes before the start of the call. Callers will need the name of the call, “SNI First Quarter Earnings Call,” to be granted access. Callers also will be asked to provide their name and company affiliation. The media and general public are granted access to the conference call on a listen-only basis.

A replay line will be open from 12:30 p.m. ET, May 8 until 11:59 p.m. ET, May 22. The domestic number to access the replay is 800-475-6701 and the international number is 320-365-3844. The access code for both numbers is 324139. A replay of the conference call also will be available online. To access the audio replay, visit www.scrippsnetworksinteractive.com approximately four hours after the call, choose Investors then follow the Audio Archives link on the top right side of the investor relations landing page.

Forward-looking statements

This press release contains certain forward-looking statements related to the company’s businesses that are based on management’s current expectations. Forward-looking statements are subject to certain risks, trends and uncertainties, including changes in advertising demand and other economic conditions that could cause actual results to differ materially from the expectations expressed in forward-looking statements. All forward-looking statements should be evaluated with the understanding of their inherent uncertainty. The company’s written policy on forward-looking statements can be found on page F-3 of its 2013 Form 10-K filed with the Securities and Exchange Commission.

The company undertakes no obligation to publicly update any forward-looking statements to reflect events or circumstances after the date the statement is made.

About Scripps Networks Interactive

Scripps Networks Interactive is one of the leading developers of engaging lifestyle content in the home, food and travel categories for television, the Internet and emerging platforms. The company’s lifestyle media portfolio comprises popular television and Internet brands HGTV, DIY Network, Food Network, Cooking Channel, Travel Channel and Great American Country, which collectively reach more than 170 million consumers each month. Companion websites complement on-air programming with video and social media that inform and inspire. The company’s global networks reach millions of consumers across North and South America, Asia, Europe, the Middle East and Africa. Scripps Networks Interactive is headquartered in Knoxville, Tenn. For more information, please visit http://www.scrippsnetworksinteractive.com.

# # #

Contact: Scripps Networks Interactive, Inc.

Investors: Mike Gallentine, 865-560-4473, mgallentine@scrippsnetworks.com

Media: Lee Hall, 865-560-3853, LHall@scrippsnetworks.com

SCRIPPS NETWORKS INTERACTIVE, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited)	Three months ended March 31,
(in thousands, except per share data)	2014	2013	Change
Operating revenues	$643,749	$594,385	8.3%
Cost of services, excluding depreciation and amortization of intangible assets	(181,138)	(163,751)	10.6%
Selling, general and administrative	(191,877)	(183,160)	4.8%
Depreciation and amortization of intangible assets	(31,294)	(26,700)	17.2%
Gains (losses) on disposal of property and equipment	152	(976)

Operating income	239,592	219,798	9.0%
Interest expense	(12,431)	(12,145)	2.4%
Equity in earnings of affiliates	22,261	20,582	8.2%
Miscellaneous, net	273	(3,361)

Income from operations before income taxes	249,695	224,874	11.0%
Income tax provision	(76,906)	(73,687)	4.4%

Net income	172,789	151,187	14.3%
Net income attributable to noncontrolling interests	(44,493)	(43,368)	2.6%

Net income attributable to SNI	$128,296	$107,819	19.0%

Net income attributable to SNI common shareholders per basic share of common stock	$0.88	$0.72

Net income attributable to SNI common shareholders per diluted share of common stock	$0.87	$0.72

Weighted average basic shares outstanding	146,322	148,813

Weighted average diluted shares outstanding	147,440	149,901

SCRIPPS NETWORKS INTERACTIVE, INC.

CONSOLIDATED BALANCE SHEETS

(unaudited)	As of
(in thousands, except share and par value amounts)	March 31, 2014	December 31, 2013
ASSETS
Current assets:
Cash and cash equivalents	$509,137	$686,371
Accounts receivable (less allowances: 2014- $8,108; 2013- $6,853)	592,205	619,619
Programs and program licenses	453,286	423,949
Deferred income taxes	53,260	41,140
Other current assets	37,010	90,231

Total current assets	1,644,898	1,861,310
Investments	501,542	488,198
Property and equipment, net	242,812	246,350
Goodwill	574,849	574,582
Other intangible assets, net	641,819	655,009
Programs and program licenses (less current portion)	436,948	413,057
Deferred income taxes	52,701	39,075
Other non-current assets	161,261	160,866

Total Assets	$4,256,830	$4,438,447

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$24,594	$18,278
Current portion of debt	884,881
Program rights payable	38,986	30,412
Customer deposits and unearned revenue	51,558	70,427
Employee compensation and benefits	47,530	67,188
Accrued marketing and advertising costs	6,833	11,053
Other accrued liabilities	113,304	81,341

Total current liabilities	1,167,686	278,699
Debt (less current portion)	499,675	1,384,488
Other liabilities (less current portion)	229,211	223,368

Total liabilities	1,896,572	1,886,555

Redeemable noncontrolling interest	131,670	133,000

Equity:
SNI shareholders’ equity:
Preferred stock, $.01 par - authorized: 25,000,000 shares; none outstanding
Common stock, $.01 par:
Class A - authorized: 240,000,000 shares; issued and outstanding: 2014 - 109,568,940 shares; 2013 - 111,891,667 shares	1,096	1,119
Voting - authorized: 60,000,000 shares; issued and outstanding: 2014 - 34,317,171 shares; 2013 - 34,317,171 shares	343	343

Total	1,439	1,462
Additional paid-in capital	1,452,184	1,447,496
Retained earnings	543,724	662,574
Accumulated other comprehensive income (loss)	(8,828)	(12,529)

Total SNI shareholders’ equity	1,988,519	2,099,003
Noncontrolling interest	240,069	319,889

Total equity	2,228,588	2,418,892

Total Liabilities and Equity	$4,256,830	$4,438,447

SCRIPPS NETWORKS INTERACTIVE, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited)	Three months ended March 31,
(in thousands)	2014	2013
Cash Flows from Operating Activities:
Net income	$172,789	$151,187
Depreciation and amortization of intangible assets	31,294	26,700
Program amortization	140,998	127,791
Equity in earnings of affiliates	(22,261)	(20,582)
Program payments	(185,438)	(144,722)
Dividends received from equity investments	15,802	17,640
Deferred income taxes	(25,557)	58,196
Stock and deferred compensation plans	17,677	20,395
Changes in certain working capital accounts:
Accounts receivable	27,514	(5,861)
Other assets	(4,044)	(6,457)
Accounts payable	6,281	13,487
Accrued employee compensation and benefits	(22,993)	(23,141)
Accrued / refundable income taxes	90,739	27,055
Other liabilities	(29,374)	5,403
Other, net	4,859	20,978

Cash provided by (used in) operating activities	218,286	268,069

Cash Flows from Investing Activities:
Additions to property and equipment	(9,195)	(17,505)
Collections (funds advanced) on note receivable	1,250	3,872
Purchase of long-term investments	(3,167)	(171)
Other, net	522	(20,948)

Cash provided by (used in) investing activities	(10,590)	(34,752)

Cash Flows from Financing Activities:
Dividends paid	(29,323)	(22,330)
Dividends paid to noncontrolling interests	(125,520)	(89,865)
Repurchase of Class A common stock	(250,062)	(145,050)
Proceeds from stock options	22,342	13,074
Other, net	(2,534)	(4,329)

Cash provided by (used in) financing activities	(385,097)	(248,500)

Effect of exchange rate changes on cash and cash equivalents	167	(1,118)

Increase (decrease) in cash and cash equivalents	(177,234)	(16,301)
Cash and cash equivalents:
Beginning of year	686,371	437,525

End of period	$509,137	$421,224

Supplemental Cash Flow Disclosures:
Interest paid, excluding amounts capitalized	$15,359	$15,754
Income taxes refunded	(313)	(32,507)

NON-GAAP FINANCIAL MEASURES

Our chief operating decision maker evaluates the operating performance of our business segments and makes decisions about the allocation of resources to our business segments using a measure we call segment profit. Segment profit excludes interest, income taxes, depreciation and amortization, divested operating units, restructuring activities, investment results and certain other items that are included in net income determined in accordance with accounting principles generally accepted in the United States of America (“GAAP”).

Items excluded from segment profit generally result from decisions made in prior periods or from decisions made by corporate executives rather than the managers of the business segments. Depreciation and amortization charges are the result of decisions made in prior periods regarding the allocation of resources and are therefore excluded from the measure. Financing, tax structure and divestiture decisions are generally made by corporate executives. Excluding these items from our business segment performance measure enables us to evaluate business segment operating performance for the current period based upon current economic conditions and decisions made by the managers of those business segments in the current period.

A reconciliation of segment profit to operating income determined in accordance with GAAP for each business segment is as follows:

	Three months ended March 31,
(in thousands)	2014	2013
Operating income	$239,592	$219,798
Depreciation and amortization of intangible assets:
Lifestyle Media	25,345	23,316
Corporate and other	5,949	3,384
Losses (gains) on disposal of property and equipment:
Lifestyle Media	(152)	976

Total segment profit	$270,734	$247,474

We define free cash flow as cash provided by operating activities less dividends paid to noncontrolling interests and acquisitions of property and equipment. We measure free cash flow as we believe it is an important indicator for management and investors as to our liquidity, including our ability to reduce debt, make strategic investments and return capital to shareholders. A reconciliation of free cash flow is as follows:

	Three months ended March 31,
(in thousands)	2014	2013
Segment profit	$270,734	$247,474
Income taxes refunded	313	32,507
Interest paid	(15,359)	(15,754)
Working capital and other	(37,402)	3,842

Cash provided by operating activities	218,286	268,069
Dividends paid to noncontrolling interests	(125,520)	(89,865)
Additions to property and equipment	(9,195)	(17,505)

Free cash flow	$83,571	$160,699

Since segment profit and free cash flow are non-GAAP measures, they should be considered in addition to, but not as a substitute for, operating income, net income, cash flow provided by operating activities and other measures of financial performance reported in accordance with GAAP.

SUPPLEMENTAL FINANCIAL INFORMATION

Our lifestyle media division earns revenue primarily from the sale of advertising time on our national television networks, affiliate fees paid by cable and satellite television operators that carry our network programming, the licensing of our content to third parties, the licensing of our brands for consumer products such as books and kitchenware, and from the sale of advertising on our lifestyle media affiliated websites.

Supplemental information for lifestyle media is as follows:

	Three months ended March 31,
(in thousands)	2014	2013	Change
Operating revenues by brand:

Food Network	$218,973	$207,583	5.5%
HGTV	227,215	205,367	10.6%
Travel Channel	79,741	76,639	4.0%
DIY Network	35,142	31,788	10.6%
Cooking Channel	28,298	26,186	8.1%
Great American Country	7,104	6,403	10.9%
Digital Businesses	23,935	22,595	5.9%
Other	3,260	3,896	(16.3)%
Intrasegment eliminations	(187)	(975)

Total segment operating revenues	$623,481	$579,482	7.6%

Operating revenues by type:

Advertising	$425,998	$391,211	8.9%
Network affiliate fees, net	190,171	178,963	6.3%
Other	7,312	9,308	(21.4)%